Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY AND ROYAL CANIN
CLOSE TRANSACTION
IVD®, Medi-Cal® AND Techni-Cal® Pet Brands Sold to Royal Canin

SAN FRANCISCO, April 16, 2004 — Del Monte Foods Company (NYSE: DLM) announced today that its principal operating subsidiary, Del Monte Corporation, and DLM Foods Canada Corp. have completed the sale of all Del Monte’s rights in the IVD® and Medi-Cal® brands as well as its rights in the Techni-Cal® brand in the United States and Canada, to Royal Canin for $82.5 million. This transaction was originally announced on February 6, 2004.

“We are delighted that this transaction is completed. It allows Del Monte to focus on the plans we have defined and are implementing for our core pet portfolio and to reduce our debt levels,” said Richard G. Wolford, Del Monte chairman and CEO. “We expect that our core pet products business will play a key role in Del Monte’s future. We are quite pleased with the progress we are realizing with this business.”

Del Monte will manufacture certain products and perform certain transition services for Royal Canin during the agreed-upon transition period. These brands are sold primarily in Canada and the United States, and generated approximately $57 million in revenue in fiscal 2003 for Del Monte Foods. Del Monte expects to apply approximately $60 to $65 million of net proceeds of the sale, after taxes and other costs related to the sale, to pay down debt outstanding under its senior credit facilities.

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Del Monte Foods Company is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in pro forma net sales in fiscal 2003. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, and NawSomes! ®, Del Monte products are found in 9 out of 10 American households.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time such statements are made. The forward-looking statements contained in this press release include statements related to the effects of the sale of these brand assets, the expected manufacturing and other transition services, the planned pay down of debt and the Company’s core pet products business. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement including issues affecting the expected consequences of the sale, such as indemnification and other ongoing obligations under the sale and ancillary agreements, and other risks and uncertainties described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended April 27, 2003. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

CONTACT:

Melissa Murphy (media)	Melissa Plaisance (analysts)
412-222-8713	415-247-3245

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